Exhibit 99.1

News Release
For Distribution 7:00 am EST, December 3, 2008

Iridium Satellite Announces Third Quarter 2008 Results

‐	Total Subscribers Up 37% Over Year Earlier Quarter
‐	Net Subscriber Additions Up 28% Over Year Earlier Quarter, Up 47% Year to Date
‐	Revenue Up 19% Over Year Earlier Quarter, Up 26% Year to Date
‐	Operational EBITDA Up 23% Over Year Earlier Quarter, Up 44% Year to Date
‐	Net Income Up 8% Over Year Earlier Quarter, Up 51% Year to Date
‐	GHQ Transaction Moving Forward

BETHESDA, Md., December 3, 2008 – Iridium Satellite LLC (Iridium) today announced financial results for the quarter ended September 30, 2008. Third quarter results included reaching 309,000 subscribers, revenue of $88.2 million, Operational EBITDA of $29.0 million and net income of $16.9 million.

As of September 30, 2008, Iridium had approximately 309,000 subscribers worldwide, an increase of 37% over the September 30, 2007 total of approximately 225,000.  Net subscriber additions increased 47% in the first nine months of 2008 compared to the same period in 2007.

Revenue in the third quarter of 2008 was $88.2 million compared to $74.2 million in the third quarter 2007, an increase of 19%.  Revenue in the first nine months of 2008 was $244.2 million, a 26% increase over $193.6 million for the comparable period in 2007.

Iridium experienced growth in revenue in all of its vertical segments: land-based, maritime, aviation, machine-to-machine (M2M) and government.  Notably, the company's M2M revenue increased 104%, while M2M subscribers grew 131% compared to the third quarter of 2007.

Third quarter Operational EBITDA was $29.0 million, a 23% increase compared to $23.7 million for the same period of the prior year.  Operational EBITDA for the first nine months of 2008 was $83.2 million, a 44% increase compared to Operational EBITDA of $57.8 million for the same period in 2007.  Operational EBITDA is defined below under “Non-GAAP Financial Matters.”

Net income increased 8% during the third quarter 2008 to $16.9 million from $15.7 million in the quarter 2007.  Through the first nine months of 2008, Iridium posted $52.3 million in net income, a 51% increase over the comparable period in 2007.

 “Our third quarter results support our position as the fastest-growing voice and data mobile satellite services (MSS) company,” said Matt Desch, Iridium Satellite chairman and CEO.  “Our unique position as the only MSS provider to offer truly global coverage has always differentiated Iridium and, once again, has driven healthy growth in network usage and subscriber additions this quarter.”

In October 2008, the company completed the commercialization of Iridium OpenPortTM, its new, enhanced bandwidth satellite communication service for the maritime market with multiple phone lines, IP connectivity and customizable data speeds up to 128 kilobits per second.  Also in October 2008, Iridium launched its next generation satellite phone, the Iridium 9555, the company’s smallest, most powerful handset, which offers a more hand-friendly form factor, an intuitive user interface, and new features and capabilities.  This is the first new handset that Iridium has released in four years.

“Iridium OpenPort is a lower-cost voice and data communications device that competes with Inmarsat’s maritime service, offering a unique value proposition,” said Desch.  “In addition, the Iridium 9555 delivers the reliable, secure, real-time, mission-critical communications service that Iridium users have come to expect and using the only communications network providing truly global coverage. With the launch of these two new Iridium products, we not only add substantially to Iridium’s product portfolio, but we also offer important innovations to the market that we believe will have significant impact on the way businesses use MSS services and the benefits they can derive from those services.”

On September 23, 2008, the company announced a planned combination with GHL Acquisition Corp. (AMEX: GHQ). The closing of this transaction is subject to customary closing conditions, including approval by the shareholders of GHQ and the U.S. Federal Communications Commission (FCC), which the parties expect to occur during the first half of 2009.  Early termination of the waiting period under the Hart-Scott-Rodino Act was granted by the U.S. Federal Trade Commission (FTC) on October 10, 2008.  GHQ filed a proxy statement in respect to the transaction with the U.S. Securities and Exchange Commission (SEC) on December 1, 2008, which includes additional details on Iridium’s results.

Desch concluded, “Our transaction with GHQ is an important element in funding our next generation satellite constellation, Iridium NEXT.  We are on track with our network development, and prime contractor selection will take place by the middle of next year.  The potential for serving many new markets, in addition to our extensive, existing customer base, continues to drive our focus on building Iridium NEXT and on remaining the fastest-growing provider of global MSS services.”

Non-GAAP Financial Matters

In addition to disclosing financial results that are determined in accordance with GAAP, Iridium discloses EBITDA and Operational EBITDA, which are non-GAAP measures. Iridium presents Operational EBITDA as an adjustment to EBITDA because it believes it is the best indicator of the ongoing operational performance of its business. Operational EBITDA excludes significant one-time expenses resulting from Iridium’s financing activities, including the proposed transaction with GHQ, and the expenses incurred in connection with the development of Iridium NEXT.  Iridium’s management uses

Operational EBITDA for operational planning purposes, including the preparation of its annual operating budget, financial projections and compensation plans.

EBITDA and Operational EBITDA do not represent and should not be considered as an alternative to results of operations under GAAP and have significant limitations as analytical tools. Although Iridium uses EBITDA and Operational EBITDA as measures to assess the performance of its business, the use of EBITDA and Operational EBITDA is limited because it excludes certain material costs. Because of these limitations Iridium’s management does not view EBITDA and Operational EBITDA in isolation or as primary performance measures and also uses other measures, such as net income, revenue and operating profit, to measure operating performance.  Iridium’s calculations of EBITDA and Operational EBITDA may also differ from the calculation of EBITDA and Operational EBITDA by its competitors and other companies and as such, their utility as comparative measures is limited.

The supplementary adjustments to EBITDA to derive Operational EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934, as amended. Accordingly, the SEC may require that Operational EBITDA be presented differently in filings that may be made with the SEC than as presented in this release, or not be presented at all. The most directly comparable GAAP measure to EBITDA and Operational EBITDA is net income (loss). Included in this release is a reconciliation of net income (loss) to EBITDA and to Operational EBITDA.

Forward-Looking Statements

This press release contains, and Iridium’s management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, “will”, “to be” and other expressions that are predictions of or indicate future events, trends or prospects identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding the timing of the proposed transaction with GHQ, whether the transaction will be approved by GHQ’s stockholders, whether the closing conditions will be satisfied (including receipt of regulatory approvals), as well as industry and economic conditions, competitive, legal, governmental and technological factors.  There is no assurance that Iridium’s expectations will be realized.  If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

Iridium’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and, except as required by law, Iridium undertakes no obligation to update forward-looking statements.

About Iridium Satellite

Iridium Satellite LLC (www.iridium.com) is the only mobile satellite service (MSS) company offering pole-to-pole coverage over the entire globe. The Iridium constellation of low-earth orbiting (LEO), cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium's subscriber growth has been driven by increasing demand for reliable, secure, global communications. Iridium serves commercial markets through a worldwide network of hundreds of distributors, and provides services to the U.S. Department of Defense, and other U.S. and international government agencies. The company's customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT, which will result in continued and new Iridium MSS offerings. The company is headquartered in Bethesda, Md. and is currently privately held.

Conference Call Information

Iridium and GHL Acquisition Corp. will host a conference call for analysts, investors and other interested parties on Wednesday, December 3, 2008, at 8:00 am Eastern Time (ET) to discuss this announcement.

To participate, please call the toll-free number 866-393-0612 (U.S. callers only) or, from outside the U.S., 706-902-1870.  The passcode for the live call is 75734776.  For those unable to participate in the live call, a replay of the call will be available for 30 days toll-free at 800-642-1687 (U.S. callers only), or at 706-645-9291 (callers outside the U.S.).  The passcode for the replay is 75734776.  To help ensure the conference begins in a timely manner, please dial in five minutes prior to the scheduled start time.

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Consolidated Historical Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
Statement of Operations Data:	2007	2008	2007	2008

Total revenue	74,238	88,213	193,608	244,192
Total operating expenses	53,749	66,513	144,238	178,137
Operating profit	20,489	21,700	49,370	66,055
Total other income / expense	(4,827)	(4,763)	(14,775)	(13,720)
Net income	15,662	16,937	34,595	52,335

	Three Months Ended		Nine Months Ended
Balance Sheet Data:	2007	2008	2007	2008

Total current assets	86,021	132,312	86,021	132,312
Total assets	164,762	219,749	164,762	219,749
Total members' deficit	(86,386)	(27,178)	(86,386)	(27,178)

Reconciliation of Net Income to EBITDA and Operational EBITDA:

	Three Months Ended		Nine Months Ended
	2007	2008	2007	2008

Net income	$15,662	$16,937	$34,595	$52,335
Interest expense	5,432	4,567	16,520	14,325
Interest income	(560)	(299)	(1,611)	(1,016)
Depreciation and amortization	2,767	3,098	7,598	8,959
EBITDA (1)	$23,301	$24,303	$57,102	$74,603
Non-recurring transaction expenses	-	1,820	-	2,376
Iridium NEXT expenses	393	2,904	675	6,265
Operational EBITDA	$23,694	$29,027	$57,777	$83,244

(1)	EBITDA represents net income before interest expense, interest income, income tax provision and depreciation and amortization.
(2)
The supplementary adjustments to EBITDA to derive Operational EBITDA include non-recurring expenses relating to Iridium’s financing activities, including the proposed transaction with GHQ and expenses, net of revenues, incurred in the development of Iridium’s second generation constellation, Iridium NEXT.

Contact:
Liz DeCastro
Iridium
301-461-3704
liz.decastro@iridium.com